EXHIBIT 99.1

Hicks Lanier to Retire From Board of Directors of Oxford; Tom Chubb Expected to be Named Chairman

ATLANTA, May 14, 2015 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) announced today that, after more than a half century of service to the company, Chairman J. Hicks Lanier is retiring from its board of directors when his current term expires at the annual shareholders meeting on June 17th. Pursuant to the board of directors' succession plan, the Company expects Thomas C. Chubb III, Oxford's CEO and President and a current board member, to succeed Mr. Lanier as Chairman.

"Hicks' tenure at Oxford has been truly remarkable," said E. Jenner Wood III, Presiding Director of Oxford's board of directors. "He expertly navigated the company through times of challenge and change.  It was Hicks who conceived and executed Oxford's fundamental strategy to migrate from its historical roots as a private label manufacturer to what it is now – a company that stands firmly on the foundation of its own, well-known lifestyle brands. This strategy is at the heart of the success Oxford enjoys today."

"I have had the privilege of being part of this wonderful company for the past 51 years," commented Mr. Lanier. "As I reflect on it all, I am especially grateful for the honor of serving alongside the exceptional people – past and present – whose talent, dedication and integrity have fashioned Oxford into the terrific company it is today."

Mr. Lanier continued, "I couldn't be more delighted with Tom succeeding me as Chairman. Tom has served as our CEO since my retirement from that position in 2012, and a great deal of Oxford's success is attributable to his leadership, his vision, and his countless other contributions during his 25 years with the company."

"On behalf of Oxford shareholders, directors and employees everywhere, we extend our deepest gratitude to Hicks for all he's done for our company over the course of more than a half century of extraordinary service," commented Mr. Chubb. "Personally, words cannot express how honored I am to have had the opportunity to learn from and work alongside Hicks for these many years. His integrity, leadership and strategic acumen are recognized and admired throughout our industry.  And, as always, our company remains steadfastly committed to the fundamental principle Hicks championed – to deliver long-term, sustainable value for our shareholders."

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company has granted licenses to select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, and Dockers® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, warehouse clubs, and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

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